EXHIBIT 11


                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share



        (dollars in thousands, except share data)
                                                           For the Three Months
                                                              Ended March 31,
                                                             2000         1999
BASIC EARNINGS PER SHARE
EARNINGS:
Net income                                                 $2,862      $2,630

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding              6,602,504   6,979,409
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               BASIC EARNINGS PER SHARE                     $0.43       $0.38
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DILUTED EARNINGS PER SHARE
EARNINGS:
Net income                                                 $2,862      $2,630

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding              6,602,504   6,979,409
Net effect of the assumed exercise of stock options
     based on the treasury stock method                   103,022     161,540
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          Total                                         6,705,526   7,140,949

                DILUTED EARNINGS PER SHARE                  $0.43       $0.37
==============================================================================



Adjusted for 10% stock split issued March 14, 2000, to shareholders of record as of February 22, 2000. Adjusted for 10% stock split issued June 15, 2000, to shareholders of record as of May 28, 1999.